Exhibit 99.1

NEWS RELEASE

Pactiv Evergreen Inc. Successfully Reprices and Upsizes Term Loan

LAKE FOREST, Ill., May 29, 2024 (GLOBE NEWSWIRE) – Pactiv Evergreen Inc. (NASDAQ: PTVE) (“Pactiv Evergreen” or the “Company”) today announced that the Company successfully completed the repricing and upsizing of its $990 million senior secured Term Loan B due September 24, 2028 (the “B-4 Term Loans”) and the subsequent prepayment of its $690 million senior secured Term Loan B due February 4, 2026 (the “B-2 Term Loans”).

This transaction reduced the interest rate margin applicable to the B-4 Term Loans by 75 basis points, from 3.25% to 2.50%, and removed the 11 basis point credit spread adjustment from the pricing structure of the B-4 Term Loans. In addition, the B-4 Term Loans were upsized, at par, by $340 million, increasing the principal balance to $1.33 billion. The proceeds of the B-4 Term Loans, together with the proceeds of a $350 million draw upon the Company’s revolving credit facility, were used to prepay in full the B-2 Term Loans. Collectively, the repricing and prepayment reduce the Company’s annualized cash interest expense by approximately $14 million.

Jon Baksht, Chief Financial Officer of Pactiv Evergreen, said, “We are pleased with the strong demand and lender support for the repricing and upsizing. As a result of the transaction, we have extended our debt maturities and reduced our annual interest expense, enhancing our flexibility to reinvest in the Company and further de-lever the balance sheet.”

About Pactiv Evergreen Inc.

Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. The Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

Contact:

Curt Worthington

847.482.2040

InvestorRelations@pactivevergreen.com